Exhibit 99.1

Westlake Chemical Corporation

Press Release

Contact:	D. R. Hansen – Media Steven Bender – Investor Relations (Both at 713-960-9111)

Westlake Chemical Promotes Steve Bender to CFO

HOUSTON, February 26, 2007 / PRNewswire/ — Westlake Chemical Corporation (NYSE: WLK) announced today the promotion of Mr. Steven Bender, 50, currently the company’s Vice President & Treasurer, to the position of Vice President, Chief Financial Officer & Treasurer with immediate effect. This follows the resignation of Mr. J. Danny Gibbons, Senior Vice President and Chief Financial Officer, who has accepted a position as chief financial officer with another public company.

Mr. Bender has over 28 years of audit, treasury and financial management experience. Prior to joining Westlake he was the Treasurer of Kellogg Brown and Root, a subsidiary of Halliburton. He previously held the positions of Assistant Treasurer and Director, International Treasury with Halliburton. Additionally, he was employed by Texas Eastern Corporation for over a decade in a variety of increasingly responsible audit, finance and treasury positions.

Mr. Bender is a CPA and holds a B. S. in Business Administration from Texas A & M University and an M.B.A from Southern Methodist University.

Albert Chao, President and CEO, stated, “We are delighted that we have been able to promote a qualified candidate from within the organization to become the company’s new CFO. Steve’s strong financial background and knowledge of our company and the chemical industry will be a great asset to the company as we continue to grow and work to provide value to our shareholders. We are pleased to have had Danny as a member of our management team and appreciate his contribution during his tenure as CFO. We wish him well in his new endeavor.”

Westlake Chemical Corporation is a vertically integrated international manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes ethylene, polyethylene, styrene, EDC, VCM, PVC and PVC pipe and PVC windows, fence and decking components. More information about the company may be found at www.westlakechemical.com.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed in February 2006.